Exhibit 10.1

Compensation Summary
(As reported in The Hershey Company’s
Current Report on Form 8-K, filed
December 7, 2005)

On December 6, 2005, the Board of Directors of The Hershey Company approved an increase in non-employee director compensation effective January 1, 2006. The increase was approved following a review of competitive data that disclosed the need to adjust director compensation upward to be at the mid-point of compensation paid to directors at a peer group of food, beverage and consumer packaged goods companies the Board uses for benchmarking non-employee director compensation.

The charts below show non-employee director compensation in 2005 and as approved for 2006.

2005 Directors’ Compensation
Annual Retainer	$55,000
Annual Restricted Stock Unit Grant	$80,000
Annual Retainer for Committee Chairs	$ 5,000

2006 Directors’ Compensation
Annual Retainer	$ 65,000
Annual Restricted Stock Unit Grant	$100,000
Annual Retainer for Committee Chairs (except Audit Committee Chair)	$ 5,000
Annual Retainer for Audit Committee Chair	$ 10,000

Except as provided above, all other terms and conditions regarding director compensation remain as outlined in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders, filed March 10, 2005. Information regarding director compensation will also be provided in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders, which will be filed in March 2006.